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                              CERTIFICATE OF MERGER

                                       OF

                     MSDW ELECTRONIC FINANCIAL SERVICES INC.

                                  WITH AND INTO

                            DEAN WITTER REYNOLDS INC.



     The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), DOES HEREBY CERTIFY THAT:

     FIRST: The name and state of incorporation of each of the constituent corporations to the merger (the "Constituent Corporations") are as follows:

     NAME                                               STATE OF INCORPORATION

     MSDW Electronic Financial Services Inc.            Delaware

     Dean Witter Reynolds Inc.                          Delaware


     SECOND: An Agreement and Plan of Merger dated as of October 24, 2000 (the "Merger Agreement"), between the Constituent Corporations has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the DGCL and by written consent of the sole stockholder of each of the Constituent Corporations in accordance with Section 228 of the DGCL.

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                                      -2-


     THIRD. Dean Witter Reynolds Inc. shall be the surviving corporation of the merger (the "Surviving Corporation").

     FOURTH: At the Effective Time (as defined below, the Certificate of Incorporation of Dean Witter Reynolds Inc. as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety as set forth in Exhibit A hereto.

     FIFTH: The executed Merger Agreement is on file at an office of the Surviving Corporation located at 2 World Trade Center, New York, NY 10048.

     SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, upon request and without cost, to any stockholder of either Constituent Corporation.

     SEVENTH: This Certificate of Merger, and the merger provided for herein, shall not become effective until, and shall be effective at, 12:05 a.m. on November 1, 2000 (the "Effective Time").

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     IN WITNESS WHEREOF, Dean Witter Reynolds Inc. has caused this
Certificate of Merger to be executed on this 30th day of October, 2000.

                                                     DEAN WITTER REYNOLDS INC.



                                              By:    /s/Michael H. Stone
                                              ---------------------------------
                                              Name:  Michael H. Stone
                                              Title:   Executive Vice President



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                                                                       EXHIBIT A


                          CERTIFICATE OF INCORPORATION
                                       OF
                            DEAN WITTER REYNOLDS INC.


     1. The name of the corporation (hereafter referred to as the "Corporation") is:

                            Dean Witter Reynolds Inc.

     2. The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

     3. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     4. The total number of shares of capital stock which the Corporation shall have authority to issue is twelve thousand (12,000) shares, of which eleven thousand (11,000) shares shall be Common Stock of the par value of one dollar ($1.00) per share and one thousand (1,000) shares shall be Series Preferred Stock of the par value of one dollar ($1.00) per share. The Board of Directors of the Corporation is hereby authorized to issue the Series Preferred Stock in one or more series and, with respect to each such series, to fix the designation of and the number of shares comprising such series and the powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of the shares of such series.

     5. The Board of Directors is authorized to make, alter or repeal the by-laws of the Corporation. Election of directors need not be by written ballot.

     6. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach by the director of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

     No repeal, modification or amendment of, or adoption of any provision inconsistent with, this Paragraph 6 nor, to the fullest extent permitted by law, any modification of law shall adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, amendment, adoption or modification or affect the liability of any director of the Corpora-

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                                      -2-


tion for any action taken or any omission that occurred prior to the time of such repeal, amendment, adoption or modification.

     If the General Corporation Law of the State of Delaware shall be amended to authorize corporate action further eliminating or limiting the liability of directors, then a director of the Corporation, in addition to the circumstances in which he is not liable immediately prior to such amendment, shall be free of liability to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

     7. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and, subject to Paragraph 6 hereof, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Paragraph 7.